Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in this Registration Statement on Form S-4 of Four Oaks Fincorp, Inc. of our report dated March 14, 2007 with respect to the consolidated financial statements of Four Oaks Fincorp, Inc. and subsidiaries and of our report dated March 14, 2007 with respect to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Four Oaks Fincorp, Inc. for the year ended December 31, 2006. We also consent to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.




/s/ Dixon Hughes PLLC
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Raleigh, North Carolina
January 30, 2008